Exhibit 99.1

Contacts

Investor Contact: Richard Edwards 763-513-3477

Media Contact: Jess Rogers 763-513-3445

Polaris Reports 2019 Third Quarter Results

Q3 2019 Highlights

Reported and adjusted sales for the third quarter of 2019 increased 7% to $1,772 million

Reported net income was $1.42 per diluted share; adjusted net income for the same period was $1.68 per diluted share

North American side-by-side retail sales were up low-single digits compared to last year with both RANGER and RZR retail sales up during the quarter

Gross profit margin for the third quarter was 24.6%, up 30 basis points over prior year. Adjusted gross profit margin was 24.9%, up 10 basis points versus last year due to positive product mix, despite the absorption of approximately 140 basis points of tariff costs and negative foreign exchange impact

Polaris narrowed its full year 2019 earnings guidance by maintaining the upper end of the net income range and increasing the lower end of the range and now expects earnings to be in the $6.20 to $6.30 per diluted share range. Full year 2019 adjusted sales growth guidance is expected to be up approximately 12% over the prior year.

MINNEAPOLIS--(BUSINESS WIRE)--October 22, 2019--Polaris Industries Inc. (NYSE: PII):

Key Financial Data
(in thousands, except per share data)
INCOME STATEMENT - Q3 September 30, 2019	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,771,647	7%	$1,771,647	7%
Net income attributable to Polaris	$88,388	(7)%	$104,466	(11)%
Diluted EPS	$1.42	(5)%	$1.68	(10)%

BALANCE SHEET - Q3 September 30, 2019	Reported	YOY % Chg.
Cash and cash equivalents	$122,216	(33)%
Inventories, net	$1,270,110	25%
Total debt, finance lease obligations and notes payable	$1,783,623	(4)%
Shareholders' equity	$1,013,043	13%

CASH FLOW - YTD September 30, 2019	Reported	YOY % Chg.
Net cash provided by operating activities	$436,131	23%
Purchase of property & equipment	$189,336	20%
Repurchase and retirement of common shares	$6,997	(97)%
Cash dividends to shareholders	$111,722	(1)%

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

"Through the strength of our brand portfolio and solid execution from our team, Polaris delivered 7 percent revenue growth and modest margin expansion amid mounting macroeconomic ambiguity. We augmented our industry-leading Off-Road Vehicle lineup with the introduction of our Model Year ’20 products, and continued to improve dealer satisfaction and engagement. We also launched our evolved Polaris brand and Think Outside tagline. This more modern compass appeals to broader demographics - as seen in Polaris Adventures bringing 90 percent new customers to the brand or the uptick in millennial purchases of the RZR and RANGER. Indeed, our RANGER/GENERAL and RZR brands continue to perform well, driving growth in side-by-sides despite an increasingly competitive market. We converted this growth into increased profitability, as our strategic supply chain investments, which are driving organization-wide value enhancement, began realizing cost savings in the quarter. Our commitment to being a customer-centric, highly efficient growth company remains steadfast, and coupled with industry-leading innovation, it will further solidify our position as the global leader in Powersports.”

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Inc.

Third Quarter Performance Summary (Reported)
(in thousands, except per share data)	Three months ended September 30,
	2019	2018	Change
Sales	$1,771,647	$1,651,415	7%
Gross profit	436,542	401,270	9%
% of Sales	24.6%	24.3%	+34 bpts
Total operating expenses	327,890	283,749	16%
% of Sales	18.5%	17.2%	+133 bpts
Income from financial services	21,602	21,348	1%
% of Sales	1.2%	1.3%	-7 bpts
Operating income	130,254	138,869	(6)%
% of Sales	7.4%	8.4%	-106 bpts
Net income attributable to Polaris	88,388	95,529	(7)%
% of Sales	5.0%	5.8%	-80 bpts
Diluted net income per share	$1.42	$1.50	(5)%

Polaris Inc. (NYSE: PII) (the "Company") today released third quarter 2019 results with sales of $1,772 million on a reported and adjusted basis, up 7 percent from reported and adjusted sales of $1,651 million and $1,653 million for the third quarter of 2018, respectively. The Company reported third quarter 2019 net income of $88 million, or 1.42 per diluted share, compared with net income of $96 million, or 1.50 per diluted share, for the 2018 third quarter. Adjusted net income for the quarter ended September 30, 2019 was $104 million, or $1.68 per diluted share compared to $118 million, or $1.86 per diluted share in the 2018 third quarter.

Gross profit increased 9 percent to $437 million for the third quarter of 2019 from $401 million in the third quarter of 2018. Reported gross profit margin was 24.6 percent of sales for the third quarter of 2019, up 30 basis points compared to 24.3 percent of sales for the third quarter of 2018. Adjusted gross profit for the third quarter 2019 was $441 million, or 24.9 percent of adjusted sales compared to the third quarter of 2018 adjusted gross profit of $410 million, or 24.8 percent of adjusted sales. Adjusted gross profit margins were up 10 basis points during the quarter. Adjusted gross profit for the third quarter of 2019 excludes the negative impact of $5 million of restructuring and realignment costs, and adjusted gross profit for the third quarter of 2018 excludes the negative impact of $4 million of restructuring and realignment costs, $3 million of acquisition-related costs, and $1 million of Victory Motorcycles® wind-down costs.

Operating expenses increased 16 percent for the third quarter of 2019 to $328 million, or 18.5 percent of sales, from $284 million, or 17.2 percent of sales, in the same period in 2018. Operating expenses in dollars and as a percent of sales, increased primarily due to the addition of the new multi-brand distribution center in Nevada, the costs associated with the 65th anniversary celebration and summer dealer meeting and ongoing investment in research and development.

Income from financial services was $22 million for the third quarter of 2019, up 1 percent compared with $21 million for the third quarter of 2018. Wholesale credit income increased due to higher dealer inventory levels while retail credit income declined due to slightly lower penetration rates during the quarter.

Non-Operating Expenses (Reported)
(in thousands)	Three months ended September 30,
	2019	2018	Change
Interest expense	$19,733	$19,823	0%
Equity in loss of other affiliates	$4,072	$111	NM
Other income, net	$(1,711)	$(4,124)	(59)%
Provision for income taxes	$19,772	$27,530	(28)%

Interest expense was $20 million for both 2019 and 2018 third quarters.

Equity in loss of other affiliates was $4 million for the third quarter of 2019 compared to $111 thousand for the same period last year primarily due to the write-down of certain investments during the quarter.

Other income, net, was $2 million in the third quarter of 2019 compared to $4 million in the third quarter of 2018. Other income is the result of foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the third quarter of 2019 was $20 million, or 18.3 percent of pretax income, compared with $28 million, or 22.4 percent of pretax income for the third quarter of 2018. The decrease in the effective income tax rate is primarily due to additional Section 199 benefits realized from the filing of amended tax returns in the third quarter of 2019 as compared to the third quarter of 2018.

Product Segment Highlights (Reported)
(in thousands)	Sales			Gross Profit
	Q3 2019	Q3 2018	Change	Q3 2019	Q3 2018	Change
Off-Road Vehicles / Snowmobiles	$1,152,405	$1,035,554	11%	$323,940	$290,631	11%
Motorcycles	$149,900	$155,316	(3)%	$11,940	$19,577	(39)%
Global Adjacent Markets	$114,003	$96,251	18%	$31,138	$24,155	29%
Aftermarket	$236,261	$229,973	3%	$61,794	$66,092	(7)%
Boats	$119,078	$134,321	(11)%	$22,335	$20,253	10%

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,152 million for the third quarter of 2019, up eleven percent over $1,036 million for the third quarter of 2018 driven by growth in side-by-side sales and timing of snowmobile shipments. PG&A sales for ORV and Snowmobiles combined increased 10 percent in the third quarter of 2019 compared to the third quarter last year. Gross profit increased 11 percent to $324 million in the third quarter of 2019, compared to $291 million in the third quarter of 2018. Gross profit percentage increased four basis points during the 2019 third quarter.

ORV wholegood sales for the third quarter of 2019 increased eight percent primarily driven by increased price and mix. Polaris North American ORV retail sales were flat for the quarter with side-by-side vehicles up low-single digits percent and ATV vehicles down mid-single digits percent. The North American ORV industry was up mid-single digits percent compared to the third quarter last year.

Snowmobile wholegood sales in the third quarter of 2019 were $106 million, up 53 percent compared to $69 million in the third quarter last year. Snowmobile sales were favorably impacted by the timing of shipments for the Company's pre-season snowmobile orders.

Motorcycles segment sales, including PG&A, totaled $150 million, down three percent compared to the third quarter of 2018. Both Indian and Slingshot reported sales decline during the quarter. Gross profit for the third quarter of 2019 was $12 million compared to $20 million in the third quarter of 2018. The decrease in gross profit was primarily due to tariff costs and negative mix.

North American consumer retail sales for Polaris Indian motorcycles decreased mid-teens percent during the third quarter of 2019 primarily due to the weak mid to heavy-weight two-wheel motorcycle industry that was down high-single digits percent and retail pressure from heavy competitive promotional spending. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycles and Slingshot, decreased low-double digit percent during the third quarter of 2019, while the North American Motorcycle industry retail sales for mid to heavy-weight motorcycles including three-wheel vehicles, was down low-single digits percent in the third quarter of 2019.

Global Adjacent Markets segment sales, including PG&A, increased 18 percent to $114 million in the 2019 third quarter compared to $96 million in the 2018 third quarter primarily due to strong commercial, government and defense sales, and growth in Polaris Adventures. Gross profit increased 29 percent to $31 million or 27.3 percent of sales in the third quarter of 2019, compared to $24 million or 25.1 percent of sales in the third quarter of 2018, due to increased volume and favorable product mix.

Aftermarket segment sales of $236 million in the 2019 third quarter increased three percent compared to $230 million in the 2018 third quarter. TAP sales of $193 million in the third quarter of 2019 increased two percent compared to $189 million in the third quarter of 2018. The Company's other aftermarket brands increased sales by five percent. Gross profit decreased to $62 million in the third quarter of 2019, compared to $66 million in the third quarter of 2018 primarily due to higher tariff costs.

Boats segment sales decreased 11 percent to $119 million in the 2019 third quarter compared to $134 million in the 2018 third quarter primarily due to a slowing marine industry. Gross profit increased 10 percent to $22 million or 18.8 percent of sales in the third quarter of 2019, compared to $20 million or 15.1 percent of sales in the third quarter of 2018 due to favorable product mix.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased 11 percent for the 2019 third quarter primarily driven by growth in all segments and categories.

International sales to customers outside of North America, including PG&A, totaled $187 million for the third quarter of 2019, up eight percent from the same period in 2018. The increase in sales is attributable to growth in ORV, motorcycles and Global Adjacent markets.

Financial Position and Cash Flow
(in thousands)	Nine months ended September 30,
	2019	2018	Change
Cash and cash equivalents	$122,216	$183,411	(33)%
Net cash provided by operating activities	$436,131	$354,138	23%
Repurchase and retirement of common shares	$6,997	$246,931	(97)%
Cash dividends to shareholders	$111,722	$112,748	(1)%
Acquisition of businesses	$1,800	$729,925	NM
Total debt, finance lease obligations and notes payable	$1,783,623	$1,864,327	(4)%
Debt to Total Capital Ratio	64%	67%

NM = Not meaningful

Net cash provided by operating activities was $436 million for the nine months ended September 30, 2019, compared to $354 million for the same period in 2018. Total debt at September 30, 2019, including finance lease obligations and notes payable, was $1,784 million. The Company’s debt-to-total capital ratio was 64 percent at September 30, 2019 compared to 67 percent at September 30, 2018. Cash and cash equivalents were $122 million at September 30, 2019, down from $183 million at September 30, 2018.

2019 Business Outlook

Taking into account its year-to-date performance, the Company is narrowing its earnings guidance range for the full year 2019 by increasing the lower end to $6.20 per diluted share and maintaining the upper end of the range at $6.30 per diluted share. Sales are expected to increase approximately 12 percent for the full year 2019 compare to the prior year.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Third Quarter 2019 Earnings Conference Call and Webcast

Today at 9:00 AM (CDT) Polaris Inc. will host a conference call and webcast to discuss the 2019 third quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 7682873. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2018 sales of $6.1 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2019 future sales, shipments, net income, and net income per share, future cash flows and capital requirements, operational initiatives, tariffs, currency fluctuations, interest rates, and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Sales	$1,771,647	$1,651,415	$5,046,652	$4,451,420
Cost of sales	1,335,105	1,250,145	3,821,214	3,341,493
Gross profit	436,542	401,270	1,225,438	1,109,927
Operating expenses:
Selling and marketing	149,759	128,929	419,621	369,495
Research and development	77,337	64,181	220,836	197,741
General and administrative	100,794	90,639	297,822	262,206
Total operating expenses	327,890	283,749	938,279	829,442
Income from financial services	21,602	21,348	60,153	64,117
Operating income	130,254	138,869	347,312	344,602
Non-operating expense:
Interest expense	19,733	19,823	60,772	37,087
Equity in loss of other affiliates	4,072	111	5,133	25,576
Other income, net	(1,711)	(4,124)	(5,483)	(27,660)
Income before income taxes	108,160	123,059	286,890	309,599
Provision for income taxes	19,772	27,530	61,961	65,816
Net income	88,388	95,529	224,929	243,783
Net loss attributable to noncontrolling interest	—	—	100	—
Net income attributable to Polaris Inc.	$88,388	$95,529	$225,029	$243,783

Net income per share attributable to Polaris Inc. common shareholders:
Basic	$1.44	$1.54	$3.67	$3.88
Diluted	$1.42	$1.50	$3.62	$3.78
Weighted average shares outstanding:
Basic	61,480	62,207	61,394	62,894
Diluted	62,265	63,546	62,152	64,550

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)
	September 30, 2019	September 30, 2018

Assets
Current Assets:
Cash and cash equivalents	$122,216	$183,411
Trade receivables, net	217,231	217,694
Inventories, net	1,270,110	1,019,517
Prepaid expenses and other	118,623	105,066
Income taxes receivable	14,958	5,865
Total current assets	1,743,138	1,531,553
Property and equipment, net	887,644	807,511
Investment in finance affiliate	104,060	88,790
Deferred tax assets	95,189	116,447
Goodwill and other intangible assets, net	1,494,646	1,515,431
Operating lease assets	107,906	—
Other long-term assets	94,839	88,299
Total assets	$4,527,422	$4,148,031
Liabilities and Equity
Current Liabilities:
Current portion of debt, finance lease obligations and notes payable	$66,664	$66,595
Accounts payable	584,506	436,401
Accrued expenses:
Compensation	169,989	160,033
Warranties	137,114	122,544
Sales promotions and incentives	198,566	187,307
Dealer holdback	136,437	124,259
Other	214,038	179,738
Current operating lease liabilities	34,179	—
Income taxes payable	4,632	8,963
Total current liabilities	1,546,125	1,285,840
Long term income taxes payable	26,639	26,805
Finance lease obligations	14,840	16,712
Long-term debt	1,702,119	1,781,020
Deferred tax liabilities	4,741	7,054
Long-term operating lease liabilities	76,390	—
Other long-term liabilities	131,731	122,728
Total liabilities	$3,502,585	$3,240,159
Deferred compensation	11,615	9,620
Equity:
Total shareholders’ equity	1,013,043	897,973
Noncontrolling interest	179	279
Total equity	1,013,222	898,252
Total liabilities and equity	$4,527,422	$4,148,031

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)
	Nine months ended September 30,
	2019	2018
Operating Activities:
Net income	$224,929	$243,783
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	173,003	155,910
Noncash compensation	56,559	43,219
Noncash income from financial services	(23,704)	(22,232)
Deferred income taxes	(9,134)	(4,171)
Impairment charges	3,558	21,716
Other, net	1,575	(9,618)
Changes in operating assets and liabilities:
Trade receivables	(23,613)	(991)
Inventories	(304,261)	(201,229)
Accounts payable	239,226	90,842
Accrued expenses	75,293	1,620
Income taxes payable/receivable	19,680	28,715
Prepaid expenses and others, net	3,020	6,574
Net cash provided by operating activities	436,131	354,138

Investing Activities:
Purchase of property and equipment	(189,336)	(157,763)
Investment in finance affiliate, net	11,703	22,207
Investment in other affiliates, net	—	7,366
Acquisition of businesses, net of cash acquired	(1,800)	(729,925)
Net cash used for investing activities	(179,433)	(858,115)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	2,654,218	2,845,688
Repayments under debt arrangements / finance lease obligations	(2,831,666)	(1,970,701)
Repurchase and retirement of common shares	(6,997)	(246,931)
Cash dividends to shareholders	(111,722)	(112,748)
Proceeds from stock issuances under employee plans	8,165	47,158
Net cash used for financing activities	(288,002)	562,466
Impact of currency exchange rates on cash balances	(3,092)	(5,904)

Net increase (decrease) in cash, cash equivalents and restricted cash	(34,396)	52,585
Cash, cash equivalents and restricted cash at beginning of period	193,126	161,618
Cash, cash equivalents and restricted cash at end of period	$158,730	$214,203

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$122,216	$183,411
Other long-term assets	36,514	30,792
Total	$158,730	$214,203

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Sales	$1,771,647	$1,651,415	$5,046,652	$4,451,420
Victory wind down (1)	—	1,055	—	1,304
Restructuring & realignment (3)	—	660	—	2,789
Adjusted sales	1,771,647	1,653,130	5,046,652	4,455,513

Gross profit	436,542	401,270	1,225,438	1,109,927
Victory wind down (1)	—	1,239	—	417
Acquisition-related costs (2)	—	3,130	—	3,130
Restructuring & realignment (3)	4,765	4,128	18,048	15,965
Adjusted gross profit	441,307	409,767	1,243,486	1,129,439

Income before taxes	108,160	123,059	286,890	309,599
Victory wind down (1)	—	1,514	—	1,757
Acquisition-related costs (2)	1,838	8,989	5,319	16,798
Restructuring & realignment (3)	4,765	4,671	18,048	22,564
EPPL impairment (5)	—	—	—	23,447
Brammo (6)	—	—	—	(13,478)
Intangible amortization (7)	10,428	10,403	30,925	22,591
Other expenses (4)	4,189	3,288	16,699	5,010
Adjusted income before taxes	129,380	151,924	357,881	388,288

Net income attributable to PII	88,388	95,529	225,029	243,783
Victory wind down (1)	—	1,154	—	1,339
Acquisition-related costs (2)	1,401	6,848	4,054	12,799
Restructuring & realignment (3)	3,632	3,559	13,753	17,192
EPPL impairment (5)	—	—	—	22,325
Brammo (6)	—	—	—	(13,113)
Intangible amortization (7)	7,853	7,763	23,283	16,708
Other expenses (4)	3,192	3,073	12,724	5,110
Adjusted net income attributable to PII (8)	104,466	117,926	278,843	306,143

Diluted EPS attributable to PII	$1.42	$1.50	$3.62	$3.78
Victory wind down (1)	—	0.02	—	0.02
Acquisition-related costs (2)	0.02	0.11	0.07	0.20
Restructuring & realignment (3)	0.06	0.06	0.22	0.26
EPPL impairment (5)	—	—	—	0.34
Brammo (6)	—	—	—	(0.20)
Intangible amortization (7)	0.13	0.12	0.37	0.26
Other expenses (4)	0.05	0.05	0.21	0.08
Adjusted EPS attributable to PII (8)	$1.68	$1.86	$4.49	$4.74

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for class action litigation-related expenses and the impacts of tax reform

(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL). This charge is included in Equity in loss of other affiliates (non-operating) on the Consolidated Statements of Income.

(6) Represents a gain on the Company's investment in Brammo, Inc. This gain is included in Other income (non-operating) on the Consolidated Statements of Income.
(7) Represents amortization expense for acquisition-related intangible assets
(8) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2019 and 2018, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
SEGMENT SALES	2019	2018	2019	2018
ORV/Snow segment sales	$1,152,405	$1,035,554	$3,069,173	$2,858,959
Restructuring & realignment (3)	—	660	—	2,789
Adjusted ORV/Snow segment sales	1,152,405	1,036,214	3,069,173	2,861,748
Motorcycles segment sales	149,900	155,316	464,615	458,285
Victory wind down (1)	—	1,055	—	1,304
Adjusted Motorcycles segment sales	149,900	156,371	464,615	459,589
Global Adjacent Markets (GAM) segment sales	114,003	96,251	340,883	322,996
No adjustment	—	—	—	—
Adjusted GAM segment sales	114,003	96,251	340,883	322,996
Aftermarket segment sales	236,261	229,973	685,668	676,859
No adjustment	—	—	—	—
Adjusted Aftermarket sales	236,261	229,973	685,668	676,859
Boats segment sales	119,078	134,321	486,313	134,321
No adjustment	—	—	—	—
Adjusted Boats sales	119,078	134,321	486,313	134,321
Total sales	1,771,647	1,651,415	5,046,652	4,451,420
Total adjustments	—	1,715	—	4,093
Adjusted total sales	$1,771,647	$1,653,130	$5,046,652	$4,455,513

	Three months ended September 30,		Nine months ended September 30,
SEGMENT GROSS PROFIT	2019	2018	2019	2018
ORV/Snow segment gross profit	$323,940	$290,631	$888,864	$831,413
Restructuring & realignment (3)	—	660	—	2,789
Adjusted ORV/Snow segment gross profit	323,940	291,291	888,864	834,202
Motorcycles segment gross profit	11,940	19,577	45,704	60,817
Victory wind down (1)	—	1,239	—	417
Restructuring & realignment (3)	—	—	—	1,185
Adjusted Motorcycles segment gross profit	11,940	20,816	45,704	62,419
Global Adjacent Markets (GAM) segment gross profit	31,138	24,155	94,851	83,520
Restructuring & realignment (3)	—	45	—	479
Adjusted GAM segment gross profit	31,138	24,200	94,851	83,999
Aftermarket segment gross profit	61,794	66,092	173,483	182,291
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	61,794	66,092	173,483	182,291
Boats segment gross profit	22,335	20,253	98,976	20,253
Acquisition-related costs (2)	—	3,130	—	3,130
Boats segment gross profit	22,335	23,383	98,976	23,383
Corporate segment gross profit	(14,605)	(19,438)	(76,440)	(68,367)
Restructuring & realignment (3)	4,765	3,423	18,048	11,512
Adjusted Corporate segment gross profit	(9,840)	(16,015)	(58,392)	(56,855)
Total gross profit	436,542	401,270	1,225,438	1,109,927
Total adjustments	4,765	8,497	18,048	19,512
Adjusted total gross profit	$441,307	$409,767	$1,243,486	$1,129,439

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
2019 Third Quarter Results & Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs
Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. For the third quarter of 2019, the Company has recorded combined costs totaling $7 million.

Intangible amortization related to acquisitions
As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased by approximately $20 million on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the third quarter of 2019, Polaris excluded $10 million of intangible amortization related to acquisitions.

Eicher-Polaris Joint Venture Impairment in India
Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. For the full year ended December 31, 2018, Polaris has recorded charges totaling $27 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs. No costs were recorded in 2019.

2019 Adjusted Guidance
2019 guidance excludes the pre-tax effect of acquisition integration costs of approximately $5 million to $10 million, supply chain transformation and network realignment costs of approximately $25 million to $30 million, and approximately $17 million to $20 million for class action litigation-related expenses. Intangible amortization of approximately $40 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

Click here to subscribe to Mobile Alerts for Polaris Industries Inc.